EXHIBIT 5

June 8, 2004

CTS Corporation
905 West Boulevard North
Elkhart, IN 46514

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by CTS Corporation, an Indiana corporation (“CTS”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 6,500,000 shares of CTS Common Stock, (herein “Common Stock”) no par value, and associated Rights under the Rights Agreement between CTS Corporation and National City Bank, N.A. (successor to EquiServe Trust Company, N.A.) dated August 28, 1998 (herein “Rights”) authorized to be issued from time to time under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan (the “Plan”). This opinion relates to the Common Stock and Rights covered by the Registration Statement.

I have acted as counsel for CTS in connection with the preparation of the Plan and the Registration Statement. I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon, I am of the opinion that the Subject Securities will be, when issued in accordance with the Plan, duly authorized, validly issued, fully paid and nonassessable and the Rights will be, when issued in accordance with the Rights Agreement, validly issued.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under Item 5 of the Registration Statement.

Very truly yours,

/s/ Bridget K. Quinn

Bridget K. Quinn
Counsel and Assistant Secretary